Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Commences Private Offering of Convertible Preferred Stock

COSTA MESA, Calif., October 13, 2009 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) announced today that it has commenced a private offering, to a limited number of sophisticated investors, of $15.5 million of cumulative preferred shares that will be convertible into shares of common stock of the Company at a conversion price of $7.65 per common share. The Company said that it intends to use the proceeds for general corporate purposes, including a contribution of capital to Pacific Mercantile Bank, its wholly-owned banking subsidiary, to be used primarily to fund the origination or purchase of interest earning assets, the growth of its banking franchise and its working capital requirements. No other terms were disclosed.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, therefore, may not be sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered commercial bank and a member of the Federal Reserve System. The Bank provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank operates a total of eight financial centers in Southern California and it offers comprehensive banking services, over its Internet Bank, which are accessible 24/7 worldwide at www.pmbank.com. The Company’s headquarter offices are located in Costa Mesa, California.

This News Release is neither the offer to sell nor the solicitation of an offer to buy any securities.